Exhibit 10.9

SEVERANCE AGREEMENT

AND RELEASE OF ALL CLAIMS

This Severance Agreement and Release of All Claims (this “Agreement”) is made effective as of its execution by and between Eric Fraenkel and Erickson Air-Crane Incorporated.

1.                                      Definitions.

(a)                                  As used herein, “Employee” shall mean Eric Fraenkel, his spouse, heirs, executors, administrators, agents, attorneys, assigns, and any other person or entity acting with him or on his behalf.

(b)                                 As used herein, “Employer” shall mean Erickson Air-Crane Incorporated, its officers, directors, beneficiaries, employees, successors and assigns, and agents of any of them (in their individual and representative capacities).

(c)                                  Collectively, the “Parties” shall mean Employer and Employee.

(d)                                 Words of any gender are deemed to include those of the other gender.

2.                                      Recitals.

WHEREAS Employee has been employed by Employer, and

WHEREAS Employee’s employment with Employer will end on January 3, 2012, and

WHEREAS the intent of this Agreement is to assist Employee in his transition to new employment, and to resolve any and all disputes that currently exist, or may arise in the future, regarding Employee’s employment with and/or the separation of employment from Employer, and

WHEREAS Employee has elected to accept the severance benefits offered by Employer in exchange for execution of this Agreement, and

WHEREAS Employee acknowledges that before signing this Agreement he received his final paycheck including all wages due him from employment with Employer in a timely fashion, and acknowledges that he has been paid all amounts due and owing to him as a result of his employment, and that there are no wages or other benefits owing to him.

NOW THEREFORE in consideration of the mutual promises herein, the Parties agree as follows.

3.                                      Termination of Employment and Severance Benefits.

(a)                                  Employee’s employment with Employer will end on January 3, 2012.

(b)                                 As consideration for this Agreement, Employer shall pay as severance pay to Employee compensation in an amount equal to four (4) months’ worth of Employee’s annual base salary in effect as of the date of termination of

Eric Fraenkel Severance Agreement and Release of All Claims

employment ($15,750 per month for each of the months of January, February, March and April 2012). Payment of the severance amount shall be made to Employee in equal monthly installments at the end of each month following the effective date of this Agreement, subject only to the 7-day revocation period set forth in further detail in Paragraph 5 below.

(c)                                  Employee’s health benefits will end on January 31, 2012, but Employer agrees to pay Employee’s full cost of health benefits for the month of January. As further consideration for this Agreement, Employer will pay Employee’s entire COBRA premium for the months of February, March and April 2012 for Employee and Employee’s currently enrolled dependents’ health, dental and vision insurance, on Employee’s behalf. Employee is solely responsible for electing COBRA, and completing all employee-required paperwork. Following April 30, 2012, Employee remains eligible for COBRA, but must continue his benefits under the guidelines of COBRA on a self-pay basis.

4.                                      Release Of All Claims.    Employee hereby releases and forever discharges Employer, its servants, officers, agents, employees, affiliates, successors and assigns of and from any and all rights of actions, claims, demands, wage claims, contract claims, statutory claims, debts, attorneys’ fees, costs, and other expenses, known and unknown, which Employee ever had, now has, or hereinafter may have, arising out of Employee’s employment relationship with Employer or the termination of that relationship. Included in the foregoing, but not in limitation thereof, Employee specifically releases Employer from any and all claims arising under federal, state or local laws prohibiting employment discrimination based on age, sex, race, color, national origin, religion, disability, or veteran status, including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Fair Labor Standards Act, ERISA, the Worker Adjustment and Retraining Notification Act, the Older Workers Benefit Protection Act, the Family and Medical Leave Act, the Oregon Fair Employment Practices Act (including ORS Chapters 652, 653, 659 and 659A), the Oregon Equality Act, and from any and all claims statutory or common-law arising out of his employment or claims arising out of any legal restrictions on the Employer’s right to terminate an employee.

5.                                      Compliance with Older Worker Benefit Protection Act. This Agreement is subject to the terms of the Older Workers Benefit Protection Act of 1990 (“OWBPA”). The OWBPA provides that an individual cannot waive a right or claim under the Age Discrimination in Employment Act (“ADEA”) unless the waiver is knowing and voluntary. Pursuant to the terms of the OWBPA, Employee acknowledges and agrees that he has executed this Agreement voluntarily, and with full knowledge of its consequences. In addition, Employee hereby acknowledges and agrees as follows:

(a)                                  This Agreement has been written in a manner that is calculated to be understood, and is understood, by Employee.

(b)                                 The release provisions of this Agreement apply to any rights Employee may have under the ADEA.

(c)                                  The release provisions of this Agreement do not apply to any rights or claims Employee may have under the ADEA that arise after the date he executes this Agreement.

(d)                                 Employer hereby advises Employee to consult with an attorney prior to executing this Agreement.

(e)                                  Employer is giving Employee a period of forty-five (45) days to consider this Agreement. Employee may accept and sign this Agreement before the expiration of the forty-five (45) day time-period, but is not required to do so by Employer.

(f)                                    For a period of seven (7) days following the signing of this Agreement, Employee may revoke the waiver of ADEA claims (but only the ADEA claims) made in this Agreement by sending written notice of any such revocation to Employer. This Agreement shall become effective on the eighth day after Employee signs it with respect to the ADEA claims, if it has not been revoked during the revocation period.

6.                                      Return of Company Property. No later than Friday, January 6, 2012, Employee will return all Employer property in Employee’s possession or control, including but not limited to keys, credit cards, flies, documents, cellular phones, pagers and laptop computers.

7.                                      Confidentiality. Employee acknowledges that at the outset of his employment at Employer, Employee entered into a Confidentiality Agreement under which Employee agreed, among other things, to limit use and/or disclosure of certain confidential or proprietary information for the sole use and benefit of Employer. Employee recognizes and reaffirms his remaining obligations under the Confidentiality Agreement, and that those obligations survive the termination of Employee’s employment.

8.                                      Covenant Not To Sue. Employee agrees not to lodge, file or bring any suit, charge, complaint or any other form of action against Employer relating in any way whatsoever to any matters released herein.

9.                                      Unemployment Compensation. Employer will not contest Employee’s eligibility for unemployment compensation, and will respond to any inquiry from the Employment Department with statement that Employee’s position was eliminated due to a business restructuring.

10.                               Non-Disparagement. Employee will not make any malicious, disparaging or false remarks about Employer, its officers, directors or employees.

11.                               Non-Admission of Liability. It is expressly understood that this Agreement, and any consideration for it, does not in any way constitute an admission of liability or wrongdoing on the part of Employer. Any such liability is expressly denied. This Agreement is entered into solely pursuant to the termination of the employment relationship and the payment of a severance benefit.

12.                               No Right Of Reemployment. In further consideration of the payment of the foregoing sum, Employee agrees that Employee will have no right of employment, reemployment or reinstatement with Employer or any of its affiliated companies. However, Employee is free to apply for available openings at any time, and his application will be treated like that of any other applicant.

13.          Knowing Release. Employee declares that he fully understands the terms and provisions of this Agreement and voluntarily accepts the above terms and provisions for the purpose of making a compromise and settlement regarding the termination of his employment. Employee declares that prior to the execution of this Agreement he apprised himself of sufficient relevant information and had a sufficient opportunity to consult with an attorney in order that he might intelligently exercise his own judgment in deciding whether to execute this agreement.

14.          Governing Law. This Agreement will be interpreted, construed and enforced in accordance with the laws of the State of Oregon.

15.          Assignability. No rights or obligations of Employee under this Agreement may be assigned or transferred by Employee and will not inure to the benefit of his heirs. This Agreement will inure to the benefit of, and be binding upon, any corporate or other successor or assignee of Employer which acquires, directly or indirectly, by merger, consolidation or purchase, or otherwise, all or substantially all of the business or assets of Employer. Employer agrees to require any such successor, by an agreement in form and substance reasonably satisfactory to Employee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as Employer would be required to perform if no such succession had taken place.

16.          Entire Agreement. This Agreement contains the entire agreement between the parties hereto regarding severance and release of all claims, and the terms and provisions of this Agreement are contractual and not a mere recital.

THE UNDERSIGNED STATES THAT HE HAS CAREFULLY READ THIS AGREEMENT IN ITS ENTIRETY, THAT NO PROMISE, INDUCEMENT OR AGREEMENT NOT HEREIN EXPRESSED HAS BEEN MADE TO HIM, AND THAT HE VOLUNTARILY AND KNOWINGLY ACCEPTS ITS TERMS AND PROVISIONS.

DATED this 3 day of Jan, 2012.

/s/ Eric Fraenkel
Eric Fraenkel

WAIVER OF 45-DAY REVIEW

I, Eric Fraenkel, understand that I may take up to 45 days from receipt of the Severance Agreement and Release with Erickson Air-Crane Incorporated (the “Agreement”) to review the document and determine whether to accept it. If I elect to sign the Agreement before that period has expired, I hereby knowingly and voluntarily waive the 45-day review provision of the Agreement. I acknowledge and understand that this Waiver is part of the Agreement between myself and Erickson Air-Crane Incorporated, as such includes all rights and claims arising prior to or on the effective date of the Agreement, including, but not limited to, the Age Discrimination in Employment Act.

Prior to executing this Waiver and the Agreement, I acknowledge that I have been advised to consult with an attorney, that I have had an opportunity to consult with an attorney and I fully understand the terms of this Waiver and the Agreement. I have not been compelled into signing it by anyone associated with Erickson Air-Crane Incorporated, and have entered into the Agreement and Waiver voluntarily and of my own free will.

DATE:

1/3/2012

/s/ Eric Fraenkel
Eric Fraenkel